EX-9

[JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK LETTERHEAD]

October 21, 2005

Board of Directors

Jackson National Life Insurance Company of New York

2900 Westchester Avenue

Purchase, NY 10577

Re:	Jackson National Life Insurance Company of New York

JNLNY Separate Account I

File Nos. 333-81266 and 811-08401

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post Effective Amendment No. 10 to a Registration Statement on Form N-4 for the Individual Fixed and Variable Annuity Contracts (the "Contracts") to be issued by Jackson National Life Insurance Company of New York and its separate account, JNLNY Separate Account I.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.

JNLNY Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2.

Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to Post-Effective Amendment No. 10 to the Registration Statement.

Sincerely,

/s/ Thomas J. Meyer

Thomas J. Meyer

Senior Vice President, General Counsel and Director

Jackson National Life Insurance Company of New York